Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Saks Incorporated and Subsidiaries

August 15, 2005

Name of Subsidiary		Jurisdiction of Formation

1.	Café SFA – Minneapolis, Inc.	California
2.	Carson Pirie Holdings, Inc.	Delaware
3.	Carson Pirie Scott Insurance Services, Inc.	Illinois
4.	CP Holdings Virginia, LLC	Virginia
5.	Fifth Floor Restaurant at SFA LLC	New York
6.	Herberger’s Department Stores, LLC	Minnesota
7.	Jackson Leasing, LLC	Mississippi
8.	McRae’s, Inc.	Mississippi
9.	McRae’s of Alabama, Inc.	Alabama
10.	McRae’s Stores Partnership	Mississippi
11.	McRae’s Stores Services, Inc.	Illinois
12.	McRIL, LLC	Virginia
13.	Merchandise Credit, LLC	Virginia
14.	New York City Saks, LLC	New York
15.	NorthPark Fixtures, Inc.	Delaware
16.	Parisian, Inc.	Alabama
17.	Parisian Virginia, LLC	Virginia
18.	PMIN General Partnership	Virginia
19.	Saks & Company	New York
20.	Saks Direct, Inc.	New York
21.	Saks Distribution Centers, Inc.	Illinois
22.	Saks Fifth Avenue Distribution Company	Delaware
23.	Saks Fifth Avenue Food Corporation	California
24.	Saks Fifth Avenue, Inc.	Massachusetts
25.	Saks Fifth Avenue of Texas, Inc.	Delaware
26.	Saks Fifth Avenue Texas, L.P.	Delaware
27.	Saks Holdings, Inc.	Delaware
28.	Saks Wholesalers, Inc.	Alabama
29.	SCCA, LLC	Virginia
30.	SCCA Store Holdings, Inc.	Delaware
31.	SCIL, LLC	Virginia
32.	SCIL Store Holdings, Inc.	Delaware
33.	Second Floor Restaurant at SFA LLC	New York
34.	SFA Holdings, Inc.	Delaware
35.	SFA Realty, Inc.	Delaware
36.	SFAILA, LLC	Virginia
37.	Sixth Floor Restaurant at SFA LLC	New York
38.	Tex SFA, Inc.	New York
39.	The Restaurant at Saks Fifth Avenue Corporation	New York